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MINNESOTA LIFE                      INDIVIDUAL POLICY RIDER (CHILDREN'S BENEFIT)

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Minnesota Life Insurance Company - 400 Robert Street North - St.
Paul, Minnesota 55101-2098
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GENERAL INFORMATION
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This rider is issued in consideration for your application for children's coverage and for the payment of the additional monthly charge. The provisions summarized in this rider are subject to every term, condition, exclusion, limitation and provision of the policy as amended, unless otherwise expressly provided for herein.

WHAT DOES THIS RIDER PROVIDE?

This rider provides life insurance on the lives of your eligible children.

WHAT MEMBERS OF YOUR FAMILY ARE ELIGIBLE FOR CHILDREN'S COVERAGE?

The following members of your family are eligible for insurance under this rider:

     Your unmarried child or children, including stepchildren living in your household and children legally adopted, who

     (i)   are between the ages of 14 days and 23 years; and
     (ii)  are dependent upon you for financial support.

Any child who, subsequent to your policy effective date, meets the requirements of this provision will become insured on the date he or she so qualifies.

DEATH BENEFIT
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WHAT IS THE AMOUNT OF LIFE INSURANCE ON EACH INSURED CHILD?

The amount of life insurance on each insured child is shown on the specifications page attached to your policy.

WHEN WILL THE DEATH BENEFIT BE PAYABLE?

We will pay the death benefit upon receipt of written proof satisfactory to us that a child insured under this rider died. All payments by us are payable at our home office. Proof of any claim under this rider must be submitted in writing to our home office.

TO WHOM WILL WE PAY THE PROCEEDS?

All proceeds payable under this rider will be paid to you.

ADDITIONAL INFORMATION
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MHC-94-18689                                                Minnesota Life 1
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WHEN DOES INSURANCE ON YOUR ELIGIBLE CHILDREN BECOME EFFECTIVE?

Insurance on your eligible children becomes effective when your completed application for children's coverage is approved by us; however, in no event will insurance on your eligible children be effective before your insurance under the policy is effective.

WHAT IS THE MONTHLY COST TO YOU FOR INSURANCE UNDER THIS RIDER?

The monthly cost to you for insurance under this rider is shown on the specifications page attached to your policy.

WHEN WILL YOUR ACCOUNT BE CHARGED?

On the first day of each policy month, the monthly cost for insurance under this rider will be charged to your account.

WHEN DOES INSURANCE ON AN INSURED CHILD TERMINATE?

Insurance on the life of a child insured under this rider will terminate on the earliest of:

1. the date you request that insurance on your eligible children be terminated;
2.   the date the child is no longer eligible for insurance under this rider;
3.   the date you are no longer insured under the policy.

WILL ACCOUNT VALUES ACCUMULATE FOR AN INSURED CHILD?

No. The insurance on an insured child will not accumulate account values.



     /s/Dennis E. Prohofsky              /s/Robert L. Senkler
          Secretary                           President





MHC-94-18689                                                 Minnesota Life 2